AMENDMENT NO. 1 TO SUPPLY AGREEMENT

         Coffee People, Inc. ("Coffee People") and Coffee Bean International, Inc. ("CBI") are parties to a Supply Agreement dated February 17, 1997 (the "Supply Agreement"), attached hereto as Exhibit A. In consideration of the terms and mutual convenants contained in the Supply Agreement, the parties agree to extend the term of the Supply Agreement until the later of May 31, 1998 or sixty
(60) days after the closing or termination of an agreemnet realteive to the sale of merger of Coffee People, but in no event beyond November 30, 1998. All other terms of the Supply Agreement shall remain unchanged.

         IN WITNESS WHEREOF, the parties have executed this Agreement on November 10, 1997.

Coffee People, Inc.


By:  /s/ Taylor Devine
     -----------------------
         Taylor Devine
         President and CEO


Coffee Bean International, Inc.


By:  /s/ Jim M. Myers
     ------------------------
         Jim Myers, President